Exhibit 12

GTE North Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

                                                                      Years Ended December 31,
                                              --------------------------------------------------------------------------
                                                 1995        1994        1993(a)       1993        1992         1991
                                              ----------  -----------  -----------  -----------------------  -----------
Net earnings available for fixed charges:
  Income before extraordinary charges         $  493,244  $   476,276  $   340,316  $  105,216  $   369,542  $   291,837
  Add - Income tax expense                       271,743      284,293      181,325      34,925      186,764      130,037
        - Fixed charges                          128,105      121,978      136,262     136,262      137,369      135,017
                                              ----------  -----------  -----------  ----------  -----------  -----------

Adjusted earnings:                            $  893,092  $   882,547  $   657,903  $  276,403  $   693,675  $   556,891
                                              ==========  ===========  ===========  ==========  ===========  ===========

Fixed charges:
  Interest expense                            $  118,921  $   112,885  $   123,557  $  123,557  $   124,197  $   122,970
  Portion of rent expense
      representing interest                        9,184        9,093       12,705      12,705       13,172       12,047
                                              ----------  -----------  -----------  ----------  -----------  -----------

Adjusted fixed charges:                       $  128,105  $   121,978  $   136,262  $  136,262  $   137,369  $   135,017
                                              ==========  ===========  ===========  ==========  ===========  ===========

RATIO OF EARNINGS TO FIXED
  CHARGES:                                          6.97         7.24         4.83        2.03         5.05         4.12

(a) Results for 1993 exclude an after-tax restructuring charge of approximately $230.8 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $4.3 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.